ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77D

At a regular meeting held May 2-4, 2010 the Board of Trustees for the Registrant voted to approve the investment policy changes as noted below.  Supplements to the prospectus and Statement of Additional Information were filed with the Securities and Exchange Commission on May 5, 2010 pursuant to Rule 497 for:

1.        Money Market Fund

Money Market Fund

A. Previous Policy:  the fund maintains an average dollar-weighted maturity of 90 days or less and does not invest in securities with remaining maturities of more than 13 months.

In managing the fund, the subadviser searches aggressively for the best values on securities that meet the fund’s credit and maturity requirements.  The subadviser tends to favor corporate securities and looks for relative yield advantages between, for example, a company’s secured and unsecured short-term debt obligations.

Amended and Restated Policy: The fund maintains an average dollar-weighted maturity of 60 days or less and a weighted average life of 120 days or less.  Unlike the fund’s weighted average maturity, the fund’s weighted average life is calculated without reference to the re-set dates of variable rate debt obligations held by the fund.  The fund does not invest in securities with remaining maturities of more than 13 months (in the case of securities in the highest rating category for short-term debt obligations assigned by nationally recognized statistical rating organizations (or unrated equivalents)) or 45 days (in the case of securities in the second-highest rating category (or unrated equivalents)) (Second Tier securities).  The fund may not invest more than 3% of its total assets in Second Tier securities or more than 0.50% in Second Tier securities of a single issuer.

The fund will not acquire any security if, after doing so, more than 5% of its total assets would be invested in illiquid securities.  An “illiquid security” is a security that cannot be sold or disposed of in the ordinary course of business within seven calendar days at approximately the value ascribed to it by the fund.

In managing the fund, the subadviser searches aggressively for the best values on securities that meet the fund’s credit and maturity requirements.  The subadviser tends to favor corporate securities and looks for relative yield advantages between, for example, a company’s secured and unsecured short-term debt obligations.

B.  Previous Policy as stated in the “Investment Objectives and Policies” section of the Statement of Additional Information:  At the time the Fund acquires its investments, they will be rated (or issued by an issuer that is rated with respect to a comparable class of short-term debt obligations) in one of the two highest rating categories for short-term debt obligations assigned by at least two nationally recognized statistical rating organizations (“NRSROs”) (or one NRSRO if the obligation was rated by only that NRSRO).  In accordance with Rule 2a-7 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Board has designated the following four NRSROs for the purposes of determining whether an investment is an “Eligible Security” (as defined in Rule 2a-7): Standard & Poor’s Ratings Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch, Inc. (“Fitch”) and DBRS Limited (“DBRS”).  Appendix B to this SAI contains further information concerning the ratings of these NRSROs and their significance.

These high-quality securities are divided into “first tier” and “second tier” securities.  First tier securities have received the highest rating from at least two NRSROs (or one, if only one has rated the security).  Second tier securities have received ratings within the two highest categories from at least two NRSROs (or one, if only one has rated the security), but do not qualify as first tier securities.  The Fund may also purchase obligations that are not rated, but are determined by the Adviser, based on procedures adopted by the Trustees, to be of comparable quality to rated first or second tier securities.  The Fund may not purchase any second tier security if, as a result of its purchase, more than 3% of its total assets would be invested in second tier securities or more than 0.50% would be invested in the second tier securities of a single issuer.

Amended and Restated Policy:  At the time the Fund acquires its investments, they will be rated (or issued by an issuer that is rated with respect to a comparable class of short-term debt obligations) in one of the two highest rating categories for short-term debt obligations assigned by at least two nationally recognized statistical rating organizations (“NRSROs”) (or one NRSRO if the obligation was rated by only that NRSRO).  In accordance with Rule 2a-7 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Board has designated the following four NRSROs for the purposes of determining whether an investment is an “Eligible Security” (as defined in Rule 2a-7): Standard & Poor’s Ratings Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch, Inc. (“Fitch”) and DBRS Limited (“DBRS”).  Appendix B to this SAI contains further information concerning the ratings of these NRSROs and their significance.

These high quality securities are divided into “first tier” and “second tier” securities.  First tier securities have received the highest rating from at least two NRSROs (or one, if only one has rated the security).  Second tier securities have received ratings within the two highest categories from at least two NRSROs (or one, if only one has rated the security), but do not qualify as first tier securities.  The Fund may also purchase obligations that are not rated, but are determined by the Adviser, based on procedures adopted by the Trustees, to be of comparable quality to rated first or second tier securities.  The Fund may not purchase any second tier security if, as a result of its purchase, more than 3% of its total assets would be invested in second tier securities or more than 0.50% would be invested in the second tier securities of a single issuer.

C.  Previous Policy as stated in the subsection entitled “Ratings as Investment Criteria” under the “Investment Objectives and Policies” section of the Statement of Additional Information.  In general, the ratings of Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Group (“S&P”), and Fitch Investors Service ("Fitch") represent the opinions of these agencies as to the quality of the securities which they rate.  It should be emphasized, however, that such ratings are relative and subjective and are not absolute standards of quality.  These ratings will be used by the Fund as initial criteria for the selection of portfolio securities.  Among the factors which will be considered are the long-term ability of the issuer to pay principal and interest and general economic trends.  Appendix B contains further information concerning the ratings of Moody’s and S&P and their significance.

Subsequent to its purchase by either Fund, an issue of securities may cease to be rated or its rating may be reduced below the minimum required for purchase by the Fund.  Neither of these events will require the sale of the securities by the Fund, but the Adviser will consider the event in its determination of whether the Fund should continue to hold the securities.

All of the Fund's investments will mature in 397 days or less.  The Fund will maintain an average dollar-weighted portfolio maturity of 90 days or less.

Amended and Restated Policy: Ratings as Investment Criteria. In general, the ratings of Moody’s, S&P, Fitch and DBRS represent the opinions of these agencies as to the quality of the securities which they rate. It should be emphasized, however, that such ratings are relative and subjective and are not absolute standards of quality. These ratings will be used by the Fund as initial criteria for the selection of portfolio securities. Among the factors which will be considered are the long-term ability of the issuer to pay principal and interest and general economic trends. Appendix B contains further information concerning the ratings of Moody’s, S&P, Fitch and DBRS, and their significance.

Subsequent to its purchase by the Fund, an issue of securities may cease to be rated or its rating may be reduced below the minimum required for purchase by the Fund. Neither of these events will require the sale of the securities by the Fund, but the Adviser will consider the event in its determination of whether the Fund should continue to hold the securities.

All of the Fund's first tier investments will mature in 397 days or less and all of the Fund’s second tier investments will mature in 45 days or less.  The Fund will maintain an average dollar-weighted portfolio maturity of 60 days or less and will maintain a dollar-weighted average life of 120 days or less.  Unlike the Fund’s weighted average maturity, the Fund’s weighted average life is calculated without reference to the re-set dates of variable rate debt obligations held by the Fund.

The Fund intends to hold securities that are sufficiently liquid to meet reasonably foreseeable shareholder redemptions in light of the Fund’s obligations under Section 22(e) of the 1940 Act and any commitments the Fund has made to shareholders.  The Fund will not acquire any security if, after doing so, more than 5% of its total assets would be invested in illiquid securities.  An “illiquid security” is a security that cannot be sold or disposed of in the ordinary course of business within seven calendar days at approximately the value ascribed to it by the fund.  In addition, the Fund will hold sufficiently liquid securities to meet the following daily and weekly standards: (a) the Fund will not acquire any security other than cash, U.S. Government securities, or securities convertible to cash within one business day (“Daily Liquid Assets”) if, immediately after the acquisition, the Fund would have invested less than 10% of its total assets in Daily Liquid Assets; and (b) the Fund will not acquire any security other than cash, U.S. Government securities, securities convertible to cash within five business days, or Government securities issued by a person controlled or supervised by and acting as an instrumentality of the U.S. Government pursuant to authority granted by Congress that:  (a) are issued at a discount to the principal amount to be repaid at maturity and (b) have a remaining maturity date of 60 days or less (“Weekly Liquid Assets”) if, immediately after the acquisition, the Fund would have invested less than 30% of its total assets in Weekly Liquid Assets.

D.  Previous Policy as stated in the subsection entitled “Restricted Securities” under the “Investment Objectives and Policies” section of the Statement of Additional Information:  The Fund may purchase securities that are not registered ("restricted securities") under the Securities Act of 1933 ("1933 Act"), including commercial paper issued in reliance on Section 4(2) of the 1933 Act and securities offered and sold to "qualified institutional buyers" under Rule 144A under the 1933 Act.  The Fund will not invest more than 10% of its net assets in illiquid investments.  If the Trustees determine, based upon a continuing review of the trading markets for Section 4(2) paper or specific Rule 144A securities, that they are liquid, they will not be subject to the 10% limit.  The Trustees have adopted guidelines and delegated to the Adviser the daily function of determining and monitoring the liquidity of restricted securities.  The Trustees, however, will retain sufficient oversight and be ultimately responsible for the determinations.  The Trustees will carefully monitor the Fund's investments in these securities, focusing on such important factors, among others, as valuation, liquidity and availability of information.  This investment practice could have the effect of increasing the level of illiquidity in the Fund if qualified institutional buyers become for a time uninterested in purchasing these restricted securities.

Amended and Restated Policy:  The Fund may purchase securities that are not registered ("restricted securities") under the Securities Act of 1933 ("1933 Act"), including commercial paper issued in reliance on Section 4(2) of the 1933 Act and securities offered and sold to "qualified institutional buyers" under Rule 144A under the 1933 Act.  The Fund will not invest more than 5% of its total assets in illiquid investments.  If the Trustees determine, based upon a continuing review of the trading markets for Section 4(2) paper or specific Rule 144A securities, that they are liquid, they will not be subject to the 5% limit.  The Trustees have adopted guidelines and delegated to the Adviser the daily function of determining and monitoring the liquidity of restricted securities.  The Trustees, however, will retain sufficient oversight and be ultimately responsible for the determinations.  The Trustees will carefully monitor the Fund's investments in these securities, focusing on such important factors, among others, as valuation, liquidity and availability of information.  This investment practice could have the effect of increasing the level of illiquidity in the Fund if qualified institutional buyers become for a time uninterested in purchasing these restricted securities.